PCAOB Registered Auditors – www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1, of ROID Group, Inc. of our report dated April 11, 2014 on our audit of the financial statements of ROID Group, Inc. as of December 31, 2013, and the related statements of operations, stockholders’ equity and cash flows from inception December 4, 2013 through December 31, 2013 and the reference to us under the caption “Experts.”

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

January 14, 2015

Seale and Beers, CPAs PCAOB Registered Auditors8250 W Charleston Blvd, Suite 100 - Las Vegas, NV 89117      Phone: (888)727-8251  Fax: (888)782-2351